Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Fourth Quarter and Full Year 2016 Results
Dallas, TX (January 25, 2017) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the fourth quarter 2016 of $61 million, or $0.17 cents per diluted common share.
Full year 2016 net income was $766 million, or $2.13 cents per diluted common share.
Fourth Quarter 2016 Key Highlights (variances compared to fourth quarter 2015):

•	Total auto originations of $4.5 billion, down 24%

•	Core retail auto originations of $2.0 billion, up 1%

•	Total Chrysler Capital originations of $2.5 billion, down 36%

•	Total finance and other interest income of $1.6 billion, up 4%

•	Net finance and other interest income of $1.1 billion, down 5%

•	Common equity tier 1 (CET1) ratio of 13.4%, up 220 basis points

•	Issued $3.3 billion in securitizations

Full Year 2016 Key Highlights (variances compared to full year 2015):

•	Total auto originations of $21.9 billion, down 20%

•	Interest on individually acquired retail installment contracts of $4.6 billion, up 3%

•	Net finance and other interest income of $4.7 billion, flat

•	Expense ratio of 2.2%, up 10 basis points

•	Return on average assets of 2.0%

•	Return on average equity of 15.8%

•	Average managed assets of $52.7 billion, up 8%

•	Retail installment contract ("RIC") net charge-off ratio of 7.9%, up 150 basis points

•	Average FICO of retained originations 598, up 14 points

•	Issued $8.0 billion in securitizations

•	Originated more than $170 million through our online, direct-to-consumer platform, Roadloans.com

•	Real-time call monitoring rolled out for all inbound/outbound call center lines in 2016

“Full year 2016 results demonstrate SC's continued profitability and solid returns, earning net income of $766 million while also taking a measured approach to originations in a competitive market and improving the credit quality of our balance sheet. As expected, our 2016 vintage-level loss performance continues to come in better than 2015. We expect this positive trend will be reflected in nominal gross losses in future quarters. We continue to believe our consistent focus on disciplined underwriting, compliance and being simple, personal and fair in everything we do is setting SC up for long-term, sustainable and differentiated success,” said Jason Kulas, President and Chief Executive Officer.

Mr. Kulas continued, “I would like to thank all our employees, customers and dealers for being an integral part of our success this year. We are optimistic about SC's prospects for 2017 as our fundamentals continue to strengthen, and we remain committed to better serving our customers and creating value for all our stakeholders.”

Finance receivables, loans and leases, net1, increased 4 percent, to $34.2 billion at December 31, 2016, from $32.7 billion at December 31, 2015, driven by an increase in lease assets. Net finance and other interest income decreased 5 percent, to $1.13 billion in the fourth quarter 2016 from $1.19 billion in the fourth quarter 2015, primarily driven by a higher cost of funds and lower interest income from personal installment loans sold in February 2016.
SC’s average annual percentage rate (APR) as of the end of the fourth quarter 2016 for retail installment contracts (RICs) held for investment was 16.4 percent, down from 16.8 percent as of the end of the fourth quarter 2015. These APRs are consistent with credit trends in our held for investment portfolio. As of the end of the fourth quarter 2016, RICs with FICO® scores less than 540 decreased to 22.1 percent, from 23.4 percent as of the end of the fourth quarter 2015. In addition, RICs with FICO® scores greater than 640 increased to 13.8 percent, from 12.2 percent.
Net leased vehicle income increased 41 percent to $123 million in the fourth quarter 2016 from $87 million in the fourth quarter 2015 due to continued leasing portfolio growth.

The allowance for credit loss balance of $3.4 billion at December 31, 2016 increased $9 million, or 26 basis points, from the prior quarter end. The allowance ratio2 increased to 12.6 percent as of December 31, 2016, from 11.9 percent as of December 31, 2015, primarily driven by the increased balance of loans classified as troubled debt restructurings (TDRs) and a denominator effect from slower portfolio growth. A TDR is an accounting classification for assets that meet certain loan modification or extension criteria. Loan modifications and extensions are utilized to offer assistance to some customers experiencing temporary hardship. Under GAAP, the allowance for assets classified as TDRs takes into consideration expected lifetime losses.

SC’s RIC net charge-off and delinquency ratio3 increased to 9.4 percent and 5.1 percent, respectively, for the fourth quarter 2016 from 8.9 percent and 4.4 percent, respectively, for the fourth quarter 2015. The increases in the net charge-off and delinquency ratios, and in TDR balances, are driven by the aging of the more nonprime 2015 vintage, and the denominator effect of slower portfolio growth since the prior year fourth quarter.

“We demonstrated strong access to liquidity in 2016, as we added two new warehouse facilities, including one new committed lender, and we continued to be the largest auto ABS issuer in the market in 2016, issuing $8 billion in securitizations across all three of our platforms” said Izzy Dawood, Chief Financial Officer. “Improving our liquidity position as we experienced delays in the filing of our financial statements further evidences the consistency of the cash flows of our originations."

Mr. Dawood continued, “Executing the agreement to flow assets to Banco Santander is a top priority in the first quarter of 2017. Along with the national roll out of the dealer VIP program with our Fiat-Chrysler dealers and our continued focus on dealer floorplan lending through Santander Bank N.A. we believe these strategies will positively impact our volume with Chrysler.”

During the year SC increased the amount of dealers participating in the dealer VIP program with approximately 500 dealers as of year end and increased dealer receivable originations ("floorplan") more than 60 percent versus 2015.

Provision for credit losses decreased to $686 million in the fourth quarter 2016, from $851 million in the fourth quarter 2015, as the prior year quarter included a qualitative reserve of $149 million to account for the higher concentration of originations with limited credit experience. This reserve was eliminated as of the end of the third quarter 2016 since the model was able to incorporate the loss estimate.

In the fourth quarter 2016, SC recorded net investment losses of $168 million, compared to losses of $229 million in the fourth quarter 2015. The current period losses were primarily driven by $146 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, including $116 million in customer default activity and a $30 million increase in discount (lower of cost or market) consistent with seasonal origination patterns for this portfolio. Excluding the impact of personal lending, investment losses totaled $23 million driven by losses related to a fourth quarter off-balance sheet securitization and a lower of cost or market adjustment on certain auto assets classified as held for sale.

During the quarter, SC incurred $296 million of operating expenses, up 15 percent from $257 million in the fourth quarter 2015, driven by increased compensation expense, primarily due to the continued investment in our control and compliance infrastructure, a non-recurring expense of approximately $13 million and higher repossession expense.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles
2 Excludes end of period balances on purchased receivables portfolio of $158 million and finance receivables held for sale of $2.1 billion
3 Net charge-off ratio stated on a recorded investment basis which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs

In line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $1.4 billion during the fourth quarter through existing loan sale programs and one off-balance sheet securitization, under which it retains servicing. The serviced for others portfolio of $11.9 billion as of December 31, 2016, is down 21 percent from December 31, 2015, driven by lower prime originations and lower prime asset sales, and down 2 percent versus the prior quarter. Servicing fee income decreased 24 percent to $32 million in the fourth quarter 2016, from $42 million in the fourth quarter 2015.

Conference Call Information
SC management will host a conference call and webcast to discuss the fourth quarter results and other general matters at 9 a.m. Eastern Time on Wednesday, January 25, 2017. The conference call will be accessible by dialing 888-503-8172 (U.S. domestic), or 719-325-2434 (international), conference ID 7139377. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q4 2016 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 7139377, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through February 8, 2017. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal controls over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed asset portfolio of approximately $52 billion (as of December 31, 2016), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Fourth Quarter and Full Year 2016

Table of Contents
Table 1: Consolidated Balance Sheets	6
Table 2: Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of 2015 Non-GAAP Measures	14

Table 1: Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$160,180	$18,893
Finance receivables held for sale, net	2,123,415	2,859,575
Finance receivables held for investment, net	23,481,001	23,367,788
Restricted cash	2,757,299	2,236,329
Accrued interest receivable	373,274	395,387
Leased vehicles, net	8,564,628	6,497,310
Furniture and equipment, net	67,509	58,007
Federal, state and other income taxes receivable	87,352	267,636
Related party taxes receivable	1,087	71
Goodwill	74,056	74,056
Intangible assets	32,623	33,016
Due from affiliates	31,270	58,599
Other assets	785,410	582,291
Total assets	$38,539,104	$36,448,958
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$6,886,681	$6,902,779
Notes payable — secured structured financings	21,462,025	20,872,900
Notes payable — related party	2,975,000	2,600,000
Accrued interest payable	33,346	22,544
Accounts payable and accrued expenses	379,021	413,269
Federal, state and other income taxes payable	18,201	2,462
Deferred tax liabilities, net	1,278,064	881,225
Due to affiliates	50,620	58,148
Other liabilities	217,527	263,082
Total liabilities	33,300,485	32,016,409

Equity:
Common stock, $0.01 par value	3,589	3,579
Additional paid-in capital	1,657,611	1,644,151
Accumulated other comprehensive income (loss), net	28,259	2,125
Retained earnings	3,549,160	2,782,694
Total stockholders’ equity	5,238,619	4,432,549
Total liabilities and equity	$38,539,104	$36,448,958

Table 2: Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,222,468	$1,270,072	$5,026,790	$5,031,829
Leased vehicle income	401,020	295,109	1,487,671	1,037,793
Other finance and interest income	3,695	(5,251)	15,135	18,162
Total finance and other interest income	1,627,183	1,559,930	6,529,596	6,087,784
Interest expense	216,980	157,893	807,484	628,791
Leased vehicle expense	278,229	208,255	995,459	726,420
Net finance and other interest income	1,131,974	1,193,782	4,726,653	4,732,573
Provision for credit losses	685,711	850,723	2,468,200	2,785,871
Net finance and other interest income after provision for credit losses	446,263	343,059	2,258,453	1,946,702
Profit sharing	12,176	10,649	47,816	57,484
Net finance and other interest income after provision for credit losses and profit sharing	434,087	332,410	2,210,637	1,889,218
Investment gains (losses), net	(168,344)	(229,212)	(444,759)	(95,214)
Servicing fee income	32,205	42,357	156,134	131,113
Fees, commissions, and other	88,143	89,268	382,171	385,744
Total other income	(47,996)	(97,587)	93,546	421,643
Compensation expense	126,982	108,458	498,224	434,041
Repossession expense	75,539	66,456	293,355	241,522
Other operating costs	93,384	81,708	351,893	345,686
Total operating expenses	295,905	256,622	1,143,472	1,021,249
Income before income taxes	90,186	(21,799)	1,160,711	1,289,612
Income tax expense	28,911	(2,244)	394,245	465,572
Net income	$61,275	$(19,555)	$766,466	$824,040

Net income per common share (basic)	$0.17	$(0.05)	$2.14	$2.32
Net income per common share (diluted)	$0.17	$(0.05)	$2.13	$2.31
Weighted average common shares (basic)	358,582,203	357,927,012	358,280,814	355,102,742
Weighted average common shares (diluted)	360,323,179	361,956,163	359,165,172	356,163,076

Table 3: Other Financial Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.8%	16.4%	16.1%	16.7%
Yield on purchased receivables portfolios	18.1%	25.6%	24.3%	16.2%
Yield on receivables from dealers	5.1%	5.3%	5.2%	5.0%
Yield on personal loans (1)	22.9%	20.0%	23.9%	20.3%
Yield on earning assets (2)	13.5%	14.4%	14.1%	14.8%
Cost of debt (3)	2.8%	2.1%	2.6%	2.1%
Net interest margin (4)	11.3%	12.7%	12.0%	13.1%
Expense ratio (5)	2.3%	2.0%	2.2%	2.1%
Return on average assets (6)	0.6%	(0.2)%	2.0%	2.4%
Return on average equity (7)	4.7%	(1.8)%	15.8%	20.1%
Net charge-off ratio on individually acquired retail installment contracts (8)	9.4%	8.9%	7.9%	6.7%
Adjusted net charge-off ratio on individually acquired retail installment contracts (8)	9.4%	8.9%	7.9%	6.4%
Net charge-off ratio on purchased receivables portfolios (8)	1.3%	3.5%	—	(0.5)%
Net charge-off ratio on receivables from dealers (8)	1.5%	—	0.5%	—
Net charge-off ratio on personal loans (8) (9)	—	—	—	40.8%
Adjusted net charge-off ratio on personal loans (8) (9)	—	—	—	17.9%
Net charge-off ratio (8) (9)	8.9%	8.3%	7.4%	8.4%
Adjusted net charge-off ratio (8) (9)	8.9%	8.3%	7.4%	7.0%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (10)	5.1%	4.4%	5.1%	4.4%
Delinquency ratio on personal loans, end of period (10)	11.3%	6.9%	11.3%	6.9%
Delinquency ratio on loans held for investment, end of period (10)	5.1%	4.6%	5.1%	4.6%
Allowance ratio (11)	12.6%	11.9%	12.6%	11.9%
Common Equity Tier 1 capital ratio (12)	13.4%	11.2%	13.4%	11.2%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$674,442	$611,526	$2,257,848	$1,795,771
Charge-offs, net of recoveries, on purchased receivables portfolios	790	3,383	(17)	(2,720)
Charge-offs, net of recoveries, on receivables from dealers	258	—	393	—
Charge-offs, net of recoveries, on personal loans	—	—	—	673,294
Charge-offs, net of recoveries, on capital leases	2,219	19,859	9,384	30,907
Total charge-offs, net of recoveries	$677,709	$634,768	$2,267,608	$2,497,252
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$1,386,218	$1,191,567	$1,386,218	$1,191,567
End of period Delinquent principal over 60 days, personal loans	$176,873	$168,906	$176,873	$168,906
End of period Delinquent principal over 60 days, loans held for investment	$1,392,789	$1,377,770	$1,392,789	$1,377,770
End of period assets covered by allowance for credit losses	$27,229,276	$27,007,816	$27,229,276	$27,007,816
End of period Gross finance receivables and loans held for investment	$27,427,578	$27,368,579	$27,427,578	$27,368,579
End of period Gross finance receivables, loans, and leases held for investment	$37,040,531	$34,694,875	$37,040,531	$34,694,875
Average Gross individually acquired retail installment contracts	$28,604,117	$27,560,674	$28,652,897	$26,818,625
Average Gross purchased receivables portfolios	241,404	385,420	286,354	562,512
Average Gross receivables from dealers	69,745	76,598	71,997	89,867
Average Gross personal loans	1,405,187	2,309,474	1,413,440	2,229,080
Average Gross capital leases	34,584	94,670	45,949	114,605
Average Gross finance receivables, loans and capital leases	$30,355,037	$30,426,836	$30,470,637	$29,814,689
Average Gross finance receivables, loans, and leases	$39,941,127	$37,531,621	$39,289,341	$36,140,498
Average Managed assets	$52,038,692	$52,485,567	$52,731,119	$48,919,418

Average Total assets	$38,513,454	$36,039,307	$37,944,529	$35,050,503
Average Debt	$31,416,694	$30,137,927	$31,330,686	$29,699,885
Average Total equity	$5,185,840	$4,447,457	$4,850,653	$4,096,042

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective portfolio

(9)
Effective as of September 30, 2015, changes in the value of the personal lending portfolio driven by customer default activity are classified in net investment gains (losses) due to the classification of the portfolio as held for sale. As there was accordingly no charge-off activity on personal loans for the three months ended December 31, 2015, the annualized charge-off rate on personal loans reported as of September 30, 2015 has been used as the full year charge-off rate. The average gross balance of personal loans used in the full year charge-off rate was $2,201,551. Additionally, the denominators of the aggregate Net charge-off ratios for the three and twelve months ended December 31, 2015 have been adjusted to $28,123,241 and $29,279,874, respectively, to exclude Personal Lending balances for the three months ended December 31, 2015.

(10)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(11)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(12)	“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three and twelve months December 31, 2016 and 2015, are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Credit loss allowance — beginning of period	$3,401,285	$2,982,699	$3,197,414	$2,586,685
Provision for credit losses	684,213	826,241	2,471,490	2,433,617
Charge-offs	(1,293,743)	(1,143,727)	(4,723,648)	(3,897,480)
Recoveries	619,301	532,201	2,465,800	2,101,709
Transfers to held-for-sale	—	—	—	(27,117)
Credit loss allowance — end of period	$3,411,056	$3,197,414	$3,411,056	$3,197,414

Net charge-offs	$674,442	$611,526	$2,257,848	$1,795,771
Average unpaid principal balance (UPB)	28,604,117	27,560,674	28,652,897	26,818,625
Charge-off ratio[1]	9.4%	8.9%	7.9%	6.7%

	December 31, 2016[2]		December 31, 2015[2]
Principal 31-60 days past due	$2,735,577	10.1%	$2,454,986	9.1%
Delinquent principal over 60 days	1,386,218	5.1%	1,191,567	4.4%
Total delinquent contracts	$4,121,795	15.2%	$3,646,553	13.6%

	December 31, 2016	December 31, 2015
	(Dollar amounts in thousands)
TDR - Unpaid principal balance	$5,599,567	$4,579,931
Non-TDR - Unpaid principal balance	$21,528,406	$22,284,015
Total - Unpaid principal balance	$27,127,973	$26,863,946
Total - Allowance	$3,411,056	$3,197,414
Total allowance ratio	12.6%	11.9%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective portfolio
2Percent of unpaid principal balance.

Table 5: Originations

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	September 30, 2016
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,068,154	$3,830,337	$12,726,912	$16,692,229	$3,281,112
Average APR	15.4%	13.9%	15.7%	16.9%	14.7%
Average FICO® (a)	604	608	598	584	612
Discount	0.3%	1.5%	0.5%	1.8%	0.1%

Personal loans	$190,143	$304,748	$199,424	$887,483	$—
Average APR	25.2%	24.4%	25.1%	21.2%	—
Discount	—	—	—	—	—

Leased vehicles	$971,865	$1,009,526	$5,584,149	$5,132,053	$1,300,375

Capital lease receivables	$1,424	$2,338	$7,401	$67,244	$2,319
Total originations retained	$4,231,586	$5,146,949	$18,517,886	$22,779,009	$4,583,806

Sold Originations (b)
Retail installment contracts	$484,916	$1,098,674	$3,573,658	$5,419,730	$580,242
Average APR	4.4%	2.6%	4.3%	4.2%	3.2%
Average FICO® (c)	746	758	745	743	760
Total originations sold	$484,916	$1,098,674	$3,573,658	$5,419,730	$580,242

Total SC originations	$4,716,502	$6,245,623	$22,091,544	$28,198,739	$5,164,048

Facilitated Originations
Leased vehicles	$—	$—	$—	$632,471	$—

Total originations	$4,716,502	$6,245,623	$22,091,544	$28,831,210	$5,164,048

(a)
Unpaid principal balance excluded from the weighted average FICO score is $426 million, $688 million, $2.1 billion, $3.2 billion and $492 million for the three months ended December 31, 2016 and 2015, the twelve months ended December 31, 2016 and 2015, and the three months ended September 30, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $71 million, $215 million, $364 million, $650 million, and $74 million, respectively, were commercial loans.

(b)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(c)
Unpaid principal balance excluded from the weighted average FICO score is $50 million, $137 million, $451 million, $647 million and $59 million for the three months ended December 31, 2016 and 2015, the twelve months ended December 31, 2016 and 2015, and the three months ended September 30, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $8 million, $2 million, $86 million, $108 million, and zero, respectively, were commercial loans.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	September 30, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$1,381,036	$1,869,113	$3,694,019	$7,862,520	$793,804
Average APR	6.3%	4.5%	4.2%	7.2%	3.0%
Average FICO®	721	766	746	704	762

Personal loans	$—	$—	$869,349	$—	$—
Average APR	—	—	17.9%	—	—

Leased vehicles	$—	$—	$—	$1,316,958	$—
Total asset sales	$1,381,036	$1,869,113	$4,563,368	$9,179,478	$793,804

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount of our held for investment portfolio as of December 31, 2016, and December 31, 2015, are as follows:

	December 31, 2016	December 31, 2015
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$27,358,147	$27,223,768
Average APR	16.4%	16.8%
Discount	2.3%	2.7%

Personal loans	$11,839	$941
Average APR	31.5%	20.9%

Receivables from dealers	$69,431	$76,941
Average APR	4.9%	4.6%

Leased vehicles	$9,612,953	$7,326,296

Capital leases	$31,872	$66,929

Table 8: Reconciliation of 2015 Non-GAAP Measures
(Dollars in thousands)

For the Year Ended December 31, 2015
Charge-offs, net of recoveries on personal loans	$673,294
Deduct: LOCM adjustment on personal loans	(377,598)
Adjusted Net charge-offs on personal loans	$295,696

Average gross personal loans[1]	$2,201,551
Net charge-off ratio on personal loans	40.8%
Adjusted net charge-off ratio on personal loans	17.9%

Charge-offs, net of recoveries on retail installment contracts acquired individually	$1,795,771
Deduct: LOCM adjustment on retail installment contracts acquired individually	(73,388)
Adjusted Net charge-offs on retail installment contracts acquired individually	$1,722,383

Average Gross retail installment contracts acquired individually	$26,818,625
Net charge-off ratio on retail installment contracts acquired individually	6.7%
Adjusted Net charge-off ratio on retail installment contracts acquired individually	6.4%

Total charge-offs, net of recoveries	$2,497,252
Deduct: LOCM adjustment on personal loans	(377,598)
Deduct: LOCM adjustment on retail installment contracts acquired individually	(73,388)
Adjusted Net charge-offs total	$2,046,266

Average Gross finance receivables and loans[1]	$29,279,874
Net charge-off ratio	8.4%
Adjusted Net charge-off ratio total	7.0%

1The denominators of the Personal Lending Net charge-off ratios and the aggregate Net charge-off ratios for the three and twelve months ended December 31, 2015 have been adjusted to exclude Personal Lending balances for the three months ended December 31, 2015.